Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made by and among the undersigned Participating Manufacturers and the State of New York (“New York”) to settle and resolve current and potential future claims as provided below on the terms and conditions provided below. In consideration for the payments and credits provided for in this Agreement, and such other consideration as described in this Agreement, the PMs and New York, acting by and through their authorized representatives, memorialize and agree as follows:

I.	Definitions

A. All capitalized terms not otherwise defined in this Agreement shall be defined as in the MSA.

B. “[Year] NPM Adjustment,” or “NPM Adjustment for [Year]” means the Non-Participating Manufacturer Adjustment (“NPM Adjustment”) based on the Market Share Loss for the specified year and applicable to the payments due pursuant to MSA Section IX(c) on April 15 of the year following the specified year, calculated as provided in the MSA. For example, the 2003 NPM Adjustment, or the NPM Adjustment for 2003, means the NPM Adjustment based on the Market Share Loss for 2003 and applicable to the MSA payments due on April 15, 2004.

C. “Allocable Share” means the percentage for the Settling State in question as set forth in Exhibit A to the MSA, except that, as applied to payments under Section IX(c)(2) of the MSA or to the portion of the NPM Adjustment applicable to such payments, it means the percentage for the Settling State in question as determined in 1999 pursuant to Exhibit U of the MSA.

D. “Claims” means any and all claims, demands, actions, suits, proceedings, causes of action, losses, damages, fines, penalties, costs, expenses, fees and liabilities of any nature, whether known or unknown, whether suspected or unsuspected, whether accrued or unaccrued, and whether legal, equitable or statutory.

E. “Complementary Legislation” means either (i) Tax Law §§ 480-b through 480-c in their form as of the Effective Date or (ii) a New York statute substantially in the form of the Model Complementary Legislation proposed by the National Association of Attorneys General in December of 2002.

F. “Effective Date” means the date of execution of this Agreement.

G. “Escrow Statute” means Public Health Law §§ 1399-nn through 1399-pp in their form as of the Effective Date (including the amendment to the Escrow Statute enacted at Laws 2003, ch. 666, approved October 15, 2003 (such amendment being “Allocable Share Repeal”)).

H. “New York consumer” means a person as to whom the sale of the Cigarettes at issue is within New York’s cigarette excise taxing authority under federal law (whether or not New York imposes or collects an excise tax on those Cigarettes).

I. “New York Excise Tax” means the cigarette excise tax of the State of New York. In the event that the excise tax is revised to set different levels of tax for different Cigarettes, “New York Excise Tax” refers to the highest such level applicable to any PM Cigarettes. New York Excise Tax is not considered “collected” if it is collected but then refunded, in whole or in part.

J. “NPM” means a Non-Participating Manufacturer.

K. “NPM Cigarettes” means Cigarettes (i) of an NPM or (ii) that are treated as Cigarettes of an NPM under Section XVIII(w)(2) of the MSA. Cigarettes are considered to be of an NPM under clause (i) unless they are of a brand that a Participating Manufacturer both listed as its brand for the entire relevant year pursuant to Complementary Legislation and does not dispute is its brand for purposes of calculating its MSA payments for that year.

L. “Parties” means each of the individual PMs and New York (each, a “Party”).

M. “PM” means a Participating Manufacturer that is a signatory to this Agreement. “PM” includes the successor(s) of a PM. “OPM” means a PM that is an Original Participating Manufacturer. “SPM” means a PM that is a Subsequent Participating Manufacturer. An SPM that owns a brand formerly owned by an OPM shall be treated for purposes of this Agreement as an OPM with respect to that brand for a year if it would be treated as an OPM with respect to that brand for that year under the MSA for purposes of the NPM Adjustment.

N. “Potential Maximum NPM Adjustment” for the OPMs for a year means the OPMs’ total aggregate amount of the NPM Adjustment for such year calculated pursuant to MSA Section IX(d) (without regard to any subsequent revisions to such formula or reduction in such amount pursuant to any agreement between the PMs and any States), assuming that all Settling States’ Allocated Payments are subject to the NPM Adjustment for that year and the NPM Adjustment for that year would be applied pursuant to MSA Section IX(d)(1)(C)-(D). An SPM’s “Potential Maximum NPM Adjustment” for a year in question means the SPM’s total amount of the NPM Adjustment for such year calculated pursuant to MSA Section IX(d) (without regard to any subsequent revisions to such formula or reduction in such amount pursuant to any agreement between the PMs and any States), assuming that all Settling States’ Allocated Payments are subject to the NPM Adjustment for that year and the NPM Adjustment for that year would be applied pursuant to MSA Section IX(d)(1)(C)-(D) and (4). In the case of an SPM that owns a brand formerly owned by an OPM, the SPM’s “Potential Maximum NPM Adjustment” for purposes of calculations of credits it is to receive under this Agreement as an SPM shall be calculated based solely on (i) the brand or brands it owns that were not formerly owned by an OPM and (ii) any brands it owns that are listed in Exhibit R of the MSA (except for any such brands with respect to which it has assumed the obligations of an OPM).

O. “Tribal NPM Cigarette” means an NPM Cigarette (i) that is sold, shipped or distributed directly or indirectly on or through Native American reservations located in New York, including where the Cigarette is sold, shipped, distributed or routed through such a reservation for sale to consumers elsewhere, (ii) that is manufactured, sold, shipped or distributed by a person or entity having or claiming status as, ownership by, membership in or other affiliation with a New York Native American tribe or one or more members thereof, or (iii) having any other association with a New York Native American tribe or New York Native American reservation that forms any part of the reason why New York did not collect New York Excise Tax on the Cigarette. A Native American reservation located in New York includes any area within the geographic boundaries of the State of New York that is recognized as a tribal reservation, tribal land, qualified reservation, Indian country or Indian trust land by federal law, New York law or both. A New York Native American tribe includes Cayuga Nation, Oneida Nation of New York, Onondaga Nation, Poospatuck or Unkechauge Nation, Saint Regis Mohawk Tribe, Seneca Nation of Indians, Shinnecock Indian Nation, Tonowanda Band of Seneca, Tuscarora Nation and any other tribe or Indian nation that has a Native American reservation located in New York or that is recognized as a Native American tribe or Indian nation located in New York by federal law, New York law or both.

II.	The Disputed Payments Account (“DPA”)

A.	Release of Amounts Attributable to the 2004-2014 NPM Adjustments Held in the DPA as of the Effective Date.

1. The PMs and New York shall jointly instruct the Independent Auditor to determine the amounts currently held in the DPA that were deposited by the PMs and are attributable to any of the 2004-2014 NPM Adjustments.

2. Following the Independent Auditor’s confirmation that it will apply the settlement credits as provided in Section III below, the PMs and New York shall jointly instruct the Independent Auditor to release from the DPA to New York an amount equal to New York’s proportionate share of the total amount described in paragraph 1, plus the accumulated earnings on the amount released as of the time of release. Nothing in this Agreement shall require or prevent the release from the DPA of any other Settling States’ proportionate shares of such amount.

3. With respect to amounts currently held in the DPA that were deposited by the OPMs, the OPMs and New York estimate that the total amount to be released to New York pursuant to paragraph 2 is $671,258,518.13, plus the accumulated earnings thereon. That amount is subject to verification by the Independent Auditor. With respect to amounts currently held in the DPA that were deposited by SPMs, the SPMs and New York estimate that the amount to be released to New York pursuant to paragraph 2 by individual SPMs is the amount listed for that SPM in Appendix A plus the accumulated earnings on each respective amount. The amounts listed in Appendix A are subject to verification by the Independent Auditor. Appendix B addresses the treatment of amounts withheld by Farmers Tobacco Company of Cynthiana, Inc. (“Farmers”), Liggett Group LLC (“Liggett”) and Vector Tobacco Inc. (“Vector Tobacco”).

B.	NPM Adjustment Amounts Not in the DPA as of the Effective Date.

1. NPM Adjustment amounts that are not yet in the DPA, specifically, the 2013-2014 NPM Adjustments for the OPMs and SPMs Tabacalera del Este, S.A. (“TABESA”) and U.S. Flue Cured Tobacco Growers, Inc. (“U.S. Flue-Cured”) and the NPM Adjustments for subsequent years for all PMs, shall be addressed as provided in this subsection B.

2. In connection with the MSA payment due on April 15 of each year beginning with 2016, the OPMs shall deposit into the DPA New York’s Allocable Share of the OPMs’ Potential Maximum NPM Adjustment for the year preceding the year of payment by three years. For example, on April 15, 2016, the OPMs shall deposit New York’s Allocable Share of the OPMs’ Potential Maximum NPM Adjustment for 2013. Each OPM shall be responsible for depositing only its share of New York’s Allocable Share of the OPMs’ Potential Maximum NPM Adjustment at issue, as that share is determined pursuant to Section IX(d)(3) of the MSA. On the condition that the Independent Auditor’s confirmation described in subsection A.2 has been received and remains operative, each OPM and NewYork shall jointly instruct the Independent Auditor to release each such deposit to New York promptly upon its being made.

3. In connection with the MSA payments due on April 15 of each year beginning with 2016, each SPM other than TABESA and U.S. Flue-Cured shall deposit into the DPA New York’s Allocable Share of that SPM’s respective Potential Maximum NPM Adjustment for the preceding year, and TABESA and U.S. Flue-Cured shall deposit into the DPA New York’s Allocable Share of that SPM’s respective Potential Maximum NPM Adjustment for the year preceding the year of payment by three years. On the condition that the Independent Auditor’s confirmation described in subsection A.2 has been received and remains operative, each SPM and NewYork shall jointly instruct the Independent Auditor to release each such deposit to New York promptly upon its being made.

4. If, prior to an April 15 Payment Due Date, the Independent Auditor issues Revised Final Calculations for prior year(s) that contain revised NPM Adjustment amounts for prior year(s), the amounts the PMs deposit into the DPA on that Payment Due Date pursuant to paragraphs 2 and 3 shall be based on a “net” adjustment amount, that is, the amount that reflects both the NPM Adjustment amount for the year that is first subject to deposit into the DPA on that Payment Due Date and revisions to prior years’ adjustment amounts. For example, if the prior year(s)’ adjustment(s) are revised upwards, the PMs shall deposit the amount of the increase into the DPA in addition to the amount to be deposited on that Payment Due Date under paragraphs 2-3; conversely, if the prior year(s)’ adjustment(s) are revised downwards, the PMs shall deduct the amount of the decrease from the amount to be deposited on that Payment Due Date under paragraphs 2-3. The amount to be released from the DPA pursuant to paragraphs 2-3 following each deposit will likewise be based on such “net” amounts.

5. If, in addition to making a deposit under paragraphs 2-3, a PM also deposits other Settling State(s)’ Allocable Share(s) of an NPM Adjustment into the DPA, the instruction to the Independent Auditor under paragraphs 2-3 (as applicable to that PM) shall direct the release only of the funds specified in the applicable such paragraph. Nothing in this Agreement shall require or prevent the deposit into or release from the DPA of any other Settling State’s Allocable Share of any NPM Adjustment.

III.	Settlement Credits

A.	For years prior to 2011

The PMs will receive the following credits applied to their payments pursuant to MSA Section IX(c) due on April 15, 2016, (except as otherwise set forth in Appendix B for Farmers, Liggett and Vector Tobacco):

1. The OPMs will receive a credit equal to 10% of New York’s proportionate share of the amount currently held in the DPA that was deposited by an OPM and was attributable to any of the 2004-2010 NPM Adjustments (and 10% of the accumulated earnings thereon). The OPMs and New York estimate that the amount of this credit is $52,606,368.61. That amount is subject to verification by the Independent Auditor. This credit shall be allocated among the OPMs as they direct the Independent Auditor.

2. Each SPM will receive a credit equal to the product of (a) the dollar amount of the credit due to the OPMs under paragraph 1 times (b) a fraction the numerator of which is that SPM’s total Potential Maximum NPM Adjustments for 2004-2010 and the denominator of which is the OPMs’ total Potential Maximum NPM Adjustments for 2004-2010.

B.	SET-Paid NPM Sales

1. For 2015 and each year thereafter, unless New York qualifies for the safe harbor for that year under paragraph 5 below, the OPMs shall receive a credit equal to the adjustment amount for that year times the number of Non-Compliant NPM Cigarettes on which New York Excise Tax is paid. The adjustment amount for a year equals three times the escrow amount per Cigarette for that year under § 1399-pp(2)(a) of the Escrow Statute (as such amount is adjusted for inflation pursuant to the Escrow Statute). These credits shall each be allocated among the OPMs as they direct the Independent Auditor.

2. For each year in which the OPMs receive a credit under paragraph 1, each SPM shall receive a credit equal to the product of (a) the dollar amount of the credit due to the OPMs for that year under paragraph 1 times (b) a fraction the numerator of which is that SPM’s Potential Maximum NPM Adjustment for that year and the denominator of which is the OPMs’ Potential Maximum NPM Adjustment for that year.

3. Except as provided in paragraph 4, as used in this subsection B, “Non-Compliant NPM Cigarettes” means NPM Cigarettes on which New York Excise Tax is paid, but on which escrow was either (a) not deposited at the rate equal to the escrow amount per Cigarette for the sales year at issue under § 1399-pp(2)(a) of the Escrow Statute (as such amount is adjusted for inflation pursuant to the Escrow Statute), or (b) released or refunded other than pursuant to the terms of the Escrow Statute. A deposit of the requisite amount will suffice for purposes of subparagraph (a) if made by the NPM, by any other person or entity liable for the deposit on the Cigarettes at issue under the Escrow Statute, or by any person or entity in the distribution chain of such Cigarettes on behalf of such NPM.

4. Non-Compliant NPM Cigarettes shall not include:

(a) Cigarettes on which New York recovered at the escrow rate set forth in subparagraph 3(a) on an escrow bond posted pursuant to the laws of New York and did not release or refund any part of the deposit so recovered with respect to the Cigarettes in question other than pursuant to the terms of the Escrow Statute

(b) Cigarettes as to which New York is barred from enforcing escrow deposits from all entities liable under the Escrow Statute for such deposits, and is also barred from recovery on any remaining escrow bond applicable to such deposits, by an automatic stay or subsequent order in a federal bankruptcy proceeding or by order of a court of competent jurisdiction that enforcing escrow deposits on such Cigarettes is barred by federal or State constitutional law (other than State constitutional provisions added or amended after December 14, 2012 or state constitutional law as it may impact or be applied in relation to sovereign immunity or other Native American issues) or federal statutory or common law. Provided, however, that this subparagraph (b) applies only if: (i) New York uses reasonable efforts to oppose and appeal the stay or order, (ii) within 30 days prior to the time of sale, the NPM and brand at issue were both properly authorized for stamping in New York, either in accordance with Complementary Legislation or pursuant to the order of a court of competent jurisdiction requiring that the NPM and brand be authorized for stamping in New York; and (iii) New York has requirements in effect (x) that the NPM at issue post a bond at least 10 days in advance of each calendar quarter as a condition to its Cigarettes being authorized for stamping in New York in accordance with Complementary Legislation for that quarter in at least an amount equal to the greater of $25,000 or the greatest required escrow amount due from the NPM or its predecessor for any of the 12 preceding calendar quarters, and (y) that importers are jointly and severally liable for escrow deposits due from an NPM with respect to NPM Cigarettes that they import.

5. There will be no credits under this subsection B for a year for which New York demonstrates either (a) that the total number of Non-Compliant NPM Cigarettes sold during that year did not exceed 4% of all NPM Cigarettes on which New York Excise Tax was paid during such year, or (ii) that the total number of Non-Compliant NPM Cigarettes sold during that year did not exceed 2 million Cigarettes. For purposes of this paragraph, the total number of Non-Compliant NPM Cigarettes shall be calculated as if paragraph 4(b) were inapplicable.

6. Credits under this subsection B shall be applied to the PMs’ payments pursuant to MSA Section IX(c) due on the April 15 Payment Due Date during the calendar year two years following the year for which the credit is calculated, e.g., the credit for 2015 shall be applied to the payments due on April 15, 2017.

7. If New York does not have Complementary Legislation in full force and effect during any part of any year, paragraph 4(b) shall be inapplicable with respect to NPM Cigarettes sold in that year. If New York does not have Allocable Share Repeal in full force and effect during any part of any year, NPM Cigarettes on which New York releases escrow in or for that year that would not be released under Allocable Share Repeal shall be treated as Non-Compliant NPM Cigarettes.

8. By July 15 of the year following the year for which the credit is calculated, New York shall provide to the PMs information sufficient to establish (a) the amount of escrow deposited by or on behalf of each NPM for the year at issue on NPM Cigarettes on which New York Excise Tax was paid, as well as any releases or refunds of escrow; (b) the number of NPM Cigarettes on which New York Excise Tax was paid in the year at issue; and (c) the basis for any exclusion under paragraph 4 of NPM Cigarettes from being Non-Compliant NPM Cigarettes. This information shall include copies of all NPM escrow certifications, of all distributor reports showing the volume on which New York Excise Tax was paid, and of any stay or court order upon which a claimed exclusion under paragraph 4(b) is based.

9. If (a) Cigarettes were not counted as Non-Compliant NPM Cigarettes by reason of a stay or order referenced in paragraph 4(b), but that stay or order is then reversed or otherwise becomes no longer operative and the full escrow amount is not then deposited on the Cigarettes at issue; (b) additional or amended information becomes available regarding the number of NPM Cigarettes on which New York Excise Tax was paid or the number of Non-Compliant NPM Cigarettes (including through further reports or audits); or (c) additional escrow is deposited (or recovery on an escrow bond obtained) or is released or refunded other than pursuant to the terms of the Escrow Statute, the credits under this subsection B shall be recalculated and revised accordingly pursuant to the provisions set forth above. If such revision occurs after the credit has been applied (or, in the case of a revision meaning that New York no longer qualifies for the safe harbor under paragraph 5 for a year, if the revision occurs after the credit would have been applied), the resulting underpayment or overpayment shall be applied to the next MSA payment, with interest at Prime Rate. Notwithstanding the foregoing, no revisions will be made after four years following the Payment Due Date of the MSA payment to which the credit at issue is to be applied under paragraph 6, except that such revisions shall be made at any time to the extent that the revision is attributable to releases or refunds of escrow other than pursuant to the provisions of the Escrow Statute.

10. This paragraph 10 shall apply only if, for 2015 or a subsequent year, both of the following conditions are met: (a) the number of NPM Cigarettes on which New York Excise Tax was paid during that year equals or exceeds 40 million; and (b) at least 20% of such NPM Cigarettes are Non-Compliant NPM Cigarettes. If those conditions are met for a year, the PMs will have the option of either receiving credits under this subsection B for that year, or seeking to apply the NPM Adjustment under Sections IX(d)(1)-(2) and (d)(4) of the MSA to New York for that year. The former option will be deemed to have been selected unless PMs with an aggregate Market Share of at least 87% in the year at issue select the latter option after the time for provision of information under paragraph 8, but before the credit for that year is applied under paragraph 6. As of the time of the selection, the meeting of the conditions and whichever selection the PMs make will be final without regard to subsequent changes in the number of Non-Complaint NPM Cigarettes as provided in paragraph 9. If the latter option is selected, the PMs’ claim to apply the NPM Adjustment to New York will be subject to all procedures, standards and exemptions under the MSA, except that (i) the provisions of Sections

V.A and V.D of this Agreement will continue to apply, and (ii) the PMs will not contend that New York did not diligently enforce its Qualifying Statute for the year at issue based on New York’s non-collection of New York Excise Tax or escrow on Tribal NPM Cigarettes sold to New York consumers. The PMs will receive credits under subsection C for that year regardless which option they select under this paragraph. In determining whether the conditions set forth above are met, paragraph 4(b) will apply if it would be applicable under the terms of that paragraph.

C.	Other payments

For each year beginning with 2011, the PMs will receive additional credits that will be calculated and paid as provided below.

1.	2011-2014

(a) For each year from 2011-2014, the OPMs shall receive a credit equal to 60 cents for every 20 Tribal NPM Cigarettes (a “Tribal NPM Pack”) on which New York did not collect New York Excise Tax that were sold during that year to New York consumers. These credits shall each be allocated among the OPMs as they direct the Independent Auditor.

(b) The Parties stipulate solely for purposes of this Agreement that, in each of 2011-2014, 150 million Tribal NPM Packs described in subparagraph (a) were sold. This stipulation does not constitute an admission by any Party that 150 million was the actual volume of such sales or that the actual volume was higher or lower than that number. Based on that stipulation, the dollar amount of the credit to the OPMs under subparagraph (a) is $90 million for each of 2011-2014.

(c) For each year from 2011-2014, each SPM shall receive a credit equal to the product of (i) the dollar amount of the credit due to the OPMs for that year under subparagraphs (a)-(b) times (ii) a fraction the numerator of which is that SPM’s Potential Maximum NPM Adjustment for that year and the denominator of which is the OPMs’ Potential Maximum NPM Adjustment for that year.

(d) These credits shall be applied to the PMs’ payments pursuant to MSA Section IX(c) on the following schedule (except as otherwise set forth in Appendix B for Farmers, Liggett and Vector Tobacco): the credit for 2011 shall be applied to the payments due on April 15, 2016; the credit for 2012 shall be applied to the payments due on April 15, 2017; the credit for 2013 shall be applied to the payments due on April 15, 2018; and the credit for 2014 shall be applied to the payments due on April 15, 2019. The credits applied in April 2017-2019 shall be applied together with interest at the Prime Rate from April 15, 2016.

2.	2015 and subsequent years

(a) For 2015 and each year thereafter, the OPMs shall receive a credit for each Tribal NPM Pack on which New York did not collect New York Excise Tax that was sold during that year to New York consumers. The amount of the credit for each such Tribal NPM Pack shall be:

> If the volume of such Tribal NPM Packs in the year at issue is 125 million or more, 70 cents for each such Tribal NPM Pack (i.e., 70 cents for each Pack, including each of the first 125 million Packs);

> If the volume of such Tribal NPM Packs in the year at issue is equal to or greater than 100 million but less than 125 million, 67 cents for each such Tribal NPM Pack (i.e., 67 cents for each Pack, including each of the first 100 million Packs);

> If the volume of such Tribal NPM Packs in the year at issue is equal to or greater than 75 million but less than 100 million, 60.33 cents for each such Tribal NPM Pack (i.e., 60.33 cents for each Pack, including each of the first 75 million Packs);

> If the volume of such Tribal NPM Packs in the year at issue is equal to or greater than 50 million but less than 75 million, 53.67 cents for each such Tribal NPM Pack (i.e., 53.67 cents for each Pack, including each of the first 50 million Packs);

> If the volume of such Tribal NPM Packs in the year at issue is less than 50 million, 47 cents for each such Tribal NPM Pack.

Beginning with the credit for 2016, all cents per Pack numbers in this subparagraph shall be adjusted in accordance with the Inflation Adjustment in the MSA, provided that, in determining the Inflation Adjustment Percentage applicable to such numbers, inflation from 1999-2014 shall not be included. These credits shall each be allocated among the OPMs as they direct the Independent Auditor.

(b) The volume of Tribal NPM Packs described in subparagraph (a) during years beginning with 2015 shall be determined as follows.

(i) For 2015 and every second year thereafter, the Parties shall jointly select and retain an Investigator to determine the number of Tribal NPM Packs on which New York did not collect New York Excise Tax that were sold to New York consumers during the year at issue. The Investigator shall be a company with well-recognized professional experience and skills in investigations and analysis of consumer product markets and distribution and retail operations.

(ii) In the event the Parties do not agree on a joint selection by October 31 of the year for which the determination is being made, an independent Investigator meeting the requirements of clause (i) shall be selected promptly by the International Institute for Conflict Prevention & Resolution, 575 Lexington Avenue, 21st floor, New York, New York 10022 (“CPR”) or CPR’s successor. The Parties shall jointly retain the Investigator selected by CPR.

(iii) The initial term of the first Investigator will be four years (two determination cycles), except if the Parties otherwise agree or if there is good cause shown to terminate the Investigator prior to the full term. Good cause consists of actions that fall outside accepted professional practice, and does not include a Party’s dissatisfaction with the Investigator’s findings.

(iv) By April 15 of the year following the year for which the determination is being made, each side will provide to the other side all information in its possession or control that it will submit to the Investigator in its initial written submission described in clause (v). As used in this subparagraph (b), the respective “sides” are (A) collectively, the OPMs and any SPM having a Market Share above 1% in the year preceding the year for which the determination is being made, and (B) New York.

(v) No later than 45 days after the date in clause (iv), each side may make a written submission to the Investigator. Each side may submit one response to the other side’s submission within 30 days. The submissions and responses may include whatever the side believes will be helpful to the Investigator, provided that the submissions and responses may not include or rely on information that the side was required, but failed, to provide to the other side under clause (iv). In the event a side includes or relies on information in violation of the preceding sentence or provides additional information under clause (iv) later than 10 days prior to the due date for responses, the other side may make a further submission to the Investigator addressing such information within 30 days of its receipt.

(vi) The Investigator shall conduct an investigation in accordance with accepted professional practice. In so doing, it will have full discretion to consider the Parties’ submissions and responses, to conduct independent research and investigative activities, and to make requests to the parties.

(vii) The Investigator will make its findings within 120 days of the parties’ initial written submissions, except as the Parties may agree to extend that period. The findings shall consist of the Investigator’s best professional estimate, based on its investigation, of the number of Tribal NPM Packs on which New York did not collect New York Excise Tax that were sold to New York consumers during the year at issue, along with an accompanying explanation for the estimate. It is expressly agreed by all Parties that the Investigator’s findings shall be conclusive, final and binding on all Parties, and that no appeal, request for vacatur or modification or other challenge to them shall be permitted; provided, however, that in the event a side fails to provide material information that the side was required to provide under clause (iv), the other side may request that the Investigator re-open and revise its findings for the year at issue. The Investigator’s findings of the number of such NPM Packs shall govern for two years, e.g., the volume of Packs determined for 2015 shall be deemed the volume for 2016 as well. The Investigator’s findings shall be confidential and shall not be used for any purposes other than implementation of this Agreement.

(c) For 2015 and each year thereafter, each SPM shall receive a credit equal to the product of (i) the dollar amount of the credit due to the OPMs for that year under subparagraphs (a)-(b) times (ii) a fraction the numerator of which is that SPM’s Potential Maximum NPM Adjustment for that year and the denominator of which is the OPMs’ Potential Maximum NPM Adjustment for that year.

(d) These credits shall be applied to the PMs’ payments pursuant to MSA Section IX(c) due on the April 15 Payment Due Date during the calendar year two years following the year for which the credit is calculated, e.g., the credit for 2015 shall be applied to the payments due on April 15, 2017.

(e) If New York has a law, regulation, systematic policy or agreement of not collecting New York Excise Tax on any NPM Cigarettes sold to New York consumers other than Tribal NPM Cigarettes, those NPM Cigarettes will give rise to credits under this paragraph 2 and will be included in the volume for purposes of subparagraph (a). If such a law, regulation, systematic policy or agreement exists, the Investigator will determine the volume of such NPM Cigarettes as part of its determination under subparagraph (b) through the process specified in that subparagraph.

D.	Instructions

The Parties shall jointly instruct the Independent Auditor to apply all of the credits to be received by the PMs under this Section III, and that these credits shall be allocated solely to New York and shall not be allocated to any other Settling State. With respect to amounts credited against amounts withheld by Farmers, Liggett or Vector Tobacco pursuant to Appendix B, those Parties and New York shall jointly instruct the Independent Auditor that such credit and any release regarding such withheld amount shall not affect the amount potentially owed to any other Settling State from the amounts withheld.

IV.	Releases

A.	Release by the PMs

1. Except as provided in Section III.B.10, all PMs absolutely and unconditionally release and discharge New York from any Claims directly or indirectly based on, arising out of or in any way related, in whole or in part, to the NPM Adjustment or any contention that New York’s policy of not collecting New York Excise Tax on Tribal NPM Cigarettes sold to New York consumers violates or breaches requirements or standards under the MSA.

2. The foregoing releases (a) apply to the PMs, their respective past, present and future Affiliates, the respective divisions, officers, directors, employees, agents and legal representatives of each such PM and each such Affiliate, and the successors and assigns of each of the foregoing, and (b) inure to the benefit of New York and its past, present and future agents, officials acting in their official capacities, legal representatives, agencies, departments, commissions and divisions, any other person or entity as to which New York has the authority to discharge the Claims specified in subsection B.1, and the successors and assigns of each of the foregoing.

3. The PMs reserve all rights with respect to all other Settling States, including, without limitation, as to the NPM Adjustments for 2003 and subsequent years.

B.	Release by New York

1. New York absolutely and unconditionally releases and discharges all PMs from any Claims directly or indirectly based on, arising out of or in any way related, in whole or in part, to the 1999-2014 NPM Adjustments, to any PM’s withholding or depositing into the DPA of any amounts attributable to any such NPM Adjustment, or to any contention by the PMs that New York’s policy of not collecting New York Excise Tax on Tribal NPM Cigarettes sold to New York consumers violates or breaches requirements or standards under the MSA, including, but not limited to, Claims directly or indirectly based on, arising out of or in any way related, in whole or in part, to conduct prior to the Effective Date under Executive Law § 63(12), General Business Law § 352, State Finance Law §§ 187 et seq., and N.Y.C.R.R. tit.13, § 400.2. New York withdraws the subpoenas dated April 10, 2014 with prejudice, terminates the investigation referenced therein, will return within 30 days of the Effective Date all documents produced pursuant to those subpoenas (including all copies) and acknowledges that the foregoing release bars it from reinstating those subpoenas or reopening that investigation (or serving other subpoenas or commencing other investigations with respect to the same subject matter directly or indirectly based on, arising out of or in any way related, in whole or in part, to conduct prior to the Effective Date).

2. The foregoing release (a) applies to New York and its past, present and future agents, officials acting in their official capacities, legal representatives, agencies, departments, commissions and divisions, any other person or entity as to which New York has the authority to discharge the Claim(s) at issue, and the successors and assigns of each of the foregoing, and (b) inures to the benefit of the PMs, their respective past, present and future Affiliates, the respective divisions, officers, directors, employees, agents and legal representatives of each such PM and each such Affiliate, and the successors and assigns of each of the foregoing.

3. New York reserves all rights with respect to all Participating Manufacturers that are not PMs, including, without limitation, as to the NPM Adjustments for 2003 and subsequent years.

C. Notwithstanding any provision of law, statutory or otherwise, that provides that a general release does not extend to claims which the creditor does not know or suspect to exist in its favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor, the releases set forth in subsections A-B release all Claims within the scope of the applicable release, whether known or unknown, foreseen or unforeseen, suspected or unsuspected, and each party giving the applicable release understands and acknowledges the significance and consequences of waiver of any such provision of law and hereby assumes full responsibility for any injuries, damages or losses that such party may incur as a result.

D. None of the foregoing releases applies to a Party’s obligation to comply with the provisions of this Agreement or is intended to interfere with a Party’s ability to enforce such provisions.

V.	Miscellaneous

A. No Withholding or DPA. Except as provided in Section II.B, the PMs shall not withhold or deposit into the DPA any amounts attributable to New York based on a dispute within the release under Section IV.A. Nothing herein shall bar the PMs from withholding or depositing into the DPA amounts based on a dispute arising out of this Agreement.

B. Quarterly Certification. Twenty-five percent of a year’s credit against the payment of each PM due on the Payment Due Date in each year may be recognized at the end of each quarter of the prior year — that is, on March 31, June 30, September 30, and December 31 (the “quarterly date”) — subject to the following condition: Each PM will separately recognize its credits only if the respective PM certifies to the Independent Auditor, on or before each quarterly date, that New York’s share of that PM’s MSA payment that will be due on the Payment Due Date immediately following that year based on that PM’s shipments of Cigarettes during that quarter as reported to Management Science Associates, Inc. (for purposes of this paragraph, “New York’s share”) equals or exceeds the amount of the credit to be recognized by that PM on that quarterly date. If a PM does not so certify, then in that quarter it will recognize its credit only for the amount that such PM does certify that New York’s share will be; if, due to this paragraph, the twenty-five percent of a year’s credit is not recognized in full by a PM on a quarterly date, then the unrecognized amount of that credit will be recognized in a subsequent quarter (or quarters) of that year for the amount that the PM certifies in that subsequent quarter that New York’s share is sufficient. A PM may elect to opt out of the certification process described above for a stated period of time by notice to New York. If a PM does opt out of that process, nothing in this subsection B shall require it to account or prohibit it from accounting for the credits in a particular manner or to recognize or prohibit it from recognizing them at a particular time.

C. Disputes. Except as otherwise provided in this Agreement, disputes under this Agreement shall be resolved through binding arbitration between the interested PMs (as a side) and New York (as a side).

D. Significant Factor. The significant factor condition under MSA Section IX(d)(1)(C) shall no longer be operative as to New York and shall be deemed satisfied as to New York for each year.

E. RYO. For purposes of determining the number of Non-Compliant NPM Cigarettes pursuant to Section III.B, references to a number of Cigarettes include roll-your-own tobacco, with 0.09 ounces of “roll-your-own” tobacco constituting one individual Cigarette. For all other purposes of this Settlement Agreement, references to a number of Cigarettes include roll-your-own tobacco, with 0.0325 ounces of “roll-your-own” tobacco constituting one individual Cigarette. This provision does not apply to determining Relative Market Shares for purposes of allocating any aggregate OPM amounts among the OPMs.

F. Allocated Payment. Credits due to a PM under this Agreement shall be applied against the MSA payment to New York due from that PM to which this Agreement specifies those credits are to be applied. If a PM does not have an MSA payment to New York that is sufficient to bear the full credit to which it is entitled under this Agreement in that year, that PM may transfer the excess credit to another PM(s) and the transferred credit will be applied against an MSA payment to New York due from the transferee PM(s). As used in this subsection, with respect to credits due to an OPM, the MSA payment to New York means that OPM’s share of New York’s Allocated Payment with respect to the payment at issue, without regard to whether any part of that Allocated Payment is to be received by a political subdivision of New York, bondholder or any other person or entity; and with respect to credits due to an SPM, the MSA payment to New York means New York’s Allocable Share of that SPM’s payment with respect to the payment at issue, without regard to whether any part of that payment is to be received by a political subdivision of New York, bondholder or any other person or entity.

G. Business Days. Any obligation under this Agreement that, under the terms of this Agreement, is to be performed on a day that is not a Business Day shall be performed on the first Business Day thereafter.

H. Counterparts. This Agreement may be executed in counterparts. Electronically transmitted, facsimile or photocopied signatures shall be considered valid as of the date affixed, although the original signature pages shall thereafter be appended.

I. Intended Beneficiaries. Except as provided in Sections IV.A-B, no portion of this Agreement shall provide any rights to, or be enforceable by, any person or entity that is not a Party. Further, except as provided in Sections IV.A-B, the Parties to this Agreement confirm that this Agreement does not confer rights on third parties.

J. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed received (i) immediately if sent by electronic mail, or (ii) the next Business Day if sent by nationally recognized overnight courier to the respective address as provided by the recipient.

K. Non-Admissibility. No evidence of the negotiations of this Agreement, or any drafts of this Agreement, shall be admissible in any dispute between or among the Parties as to the meaning of this Agreement.

L. No Drafter. No Party shall be considered the drafter of this Agreement, or any provision thereof, for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter.

M. Headings. The headings in this Agreement are not binding and are for reference only and do not limit, expand or otherwise affect the contents or meaning of this Agreement.

N. Cooperation. Each Party agrees to use its best efforts and to cooperate with the other Parties to cause this Agreement to become effective, to obtain all necessary approvals,

consents and authorizations, if any, and to execute all documents and to take such other action as may be appropriate in connection herewith. Consistent with the foregoing, each Party agrees that it will not directly or indirectly assist or encourage any challenge to this Agreement by any other person or entity, will support the integrity and enforcement of the terms of this Agreement, and will cooperate to issue the instructions to the Independent Auditor required by this Agreement.

O. Non-Release. Nothing in this Agreement shall limit, prejudice or otherwise interfere with the rights (1) of any PM to pursue any and all rights and remedies it may have against any other Settling State or (2) of New York to pursue any and all rights and remedies it may have against any Participating Manufacturer that is not a PM.

P. Representation of Parties. Each Party hereby represents that this Agreement has been duly authorized and, upon execution, will constitute a valid and binding contractual obligation of each of them, enforceable in accordance with its terms. The signatories to this Agreement expressly represent and warrant (1) that they have the authority to settle and resolve all matters within the scope of this Agreement on behalf of their respective Parties; (2) that, in the case of the signatory on behalf of a PM, the signatory has authority to settle and release all claims within the scope of the release under Section IV.A.1 on behalf of that PM and all persons or entities listed in Section IV.A.2(a) with respect to that PM and that the signatory is aware of no authority to the contrary; and (3) that, in the case of the signatory on behalf of New York, the signatory has authority to settle and release all claims within the scope of the release under Section IV.B.1 on behalf of New York and all persons or entities listed in Section IV.B.2(a) and that the signatory is aware of no authority to the contrary.

Q. Entire Agreement. This Agreement contains an entire, complete and integrated statement of each and every term and provision agreed to by and among the Parties with respect to the settlement and resolution of the specified claims and disputes as among them.

R. No Admission. This Agreement is not intended to be and shall not in any event be construed or deemed to be, or represented or caused to be represented as, an admission or concession or evidence of any liability, breach of obligation or any wrongdoing whatsoever on the part of any Party.

IN WITNESS THEREOF, the Parties, through their fully authorized representatives, have agreed to this Agreement as of the Effective Date.

ERIC T. SCHNEIDERMAN

Attorney General of the State of New York

By:	/s/ Dana Biberman
Dana Biberman
Bureau Chief, Tobacco Compliance Bureau

Date:	10/13/15

PHILIP MORRIS USA INC.

By:	/s/ Clifford B. Fleet
Clifford B. Fleet
President and Chief Executive Officer

Date:	October 13, 2015

R. J. REYNOLDS TOBACCO COMPANY, in its
own capacity and as successor in interest to
Brown & Williamson Tobacco Corporation and as successor in interest to Lorillard Tobacco Company

By:	/s/ Martin L. Holton III
Martin L. Holton III
Executive Vice President & General Counsel

Date:	October 20, 2015

COMMONWEALTH BRANDS, INC.

By:	/s/ Rob Wilkey
Rob Wilkey
General Counsel and Secretary

Date:	October 13, 2015

COMPANIA INDUSTRIAL DE TABACOS MONTE PAZ, S.A.

By:	/s/ Dr. Manuel Moldes
Dr. Manuel Moldes
General Manager

Date:	October 16, 2015

By:	/s/ Jorge Luis Mailhos
Jorge Luis Mailhos
President

Date:	October 16, 2015

DAUGHTERS & RYAN, INC.

By:	/s/ Elizabeth B. McCallum
Elizabeth B. McCallum
Counsel

Date:	10/13/15

ETS L LACROIX FILS S.A. (BELGIUM)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

FARMER’S TOBACCO CO. OF CYNTHIANA, INC.

By:	/s/ Desha Henson
Desha Henson
President

Date:	10/13/15

HOUSE OF PRINCE A/S

By:	/s/ Peter Helbo
Peter Helbo
Board Member

Date:	12 Oct 2015

By:	/s/ James Yanamaka
James Yanamaka
Chief Executive Officer

Date:	12 Oct 2015

IMPERIAL TOBACCO LIMITED (UK)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

IMPERIAL TOBACCO MULLINGAR (IRELAND)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

IMPERIAL TOBACCO POLSKA S.A. (POLAND)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

IMPERIAL TOBACCO PRODUCTION UKRAINE

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

IMPERIAL TOBACCO SIGARA VE TUTUNCULUK SANAYI VE TICARET S.A.

(TURKEY)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

ITG BRANDS, LLC (FORMERLY LIGNUM-2, LLC)

By:	/s/ Rob Wilkey
Rob Wilkey
General Counsel and Secretary

Date:	October 13, 2015

JAPAN TOBACCO INTERNATIONAL U.S.A., INC.

By:	/s/ Jacques Coffeng
Jacques Coffeng
President

Date:	October 15, 2015

By:	/s/ Michael Mete
Michael Mete
Chief Financial Officer

Date:	October 15, 2015

KING MAKER MARKETING, INC.

By:	/s/ Elizabeth B. McCallum
Elizabeth B. McCallum
Counsel

Date:	10-13-15

KRETEK INTERNATIONAL, INC.

By:	/s/ Henry C. Roemer
Henry C. Roemer
Counsel

Date:	October 13, 2015

LIGGETT GROUP LLC

By:	/s/ John Long
John Long
Vice President and General Counsel

Date:	October 12, 2015

TABAKSFABRIK REEMTSMA WOLGA (RUSSIA)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

PETER STOKKEBYE TOBAKSFABRIK A/S

By:	/s/ Mette Valentin	By:	/s/ Sisse Fjelsted Rasmussen
	Mette Valentin, Board Member		Sisse Fjelsted Rasmussen
	Senior Vice President, Legal and Public Affairs		Board Member

Date:	12 October 2015

PREMIER MANUFACTURING, INC.

By:	/s/ Stuart D. Thompson
Stuart D. Thompson
Chief Executive Officer

Date:	October 13, 2015

P.T. DJARUM

By:	/s/ Henry C. Roemer
Henry C. Roemer
Counsel

Date:	October 13, 2015

REEMTSMA CIGARETTENFABRIKEN GMBH (REEMTSMA)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

SANTA FE NATURAL TOBACCO COMPANY, INC.

By:	/s/ Michael Little
Michael Little
President

Date:	10-12-15

SCANDINAVIAN TOBACCO GROUP LANE LTD (FORMERLY LANE LIMITED)

By:	/s/ W. David Parrish
W. David Parrish
VP, Finance & IT

Date:	Oct. 12, 2015

SHERMAN 1400 BROADWAY N.Y.C., INC.

By:	/s/ Brendon Scott
Brendon Scott
Vice President and Chief Financial Officer

Date:	October 12, 2015

SOCIETE NATIONAL D’EXPLOITATION INDUSTRIELLE DES TABACS ET

ALLUMETTES (SEITA)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

TABACALERA DEL ESTE S/A (TABESA)

By:	/s/ Stephen Johnson
Stephen Johnson
Director and Secretary

Date:	October 13, 2015

TOP TOBACCO, L.P.

By:	/s/ Seth Gold
Seth Gold
General Counsel

Date:	October 12, 2015

VAN NELLE TABAK NEDERLAND B.V. (NETHERLANDS)

By:	/s/ Rob Wilkey
Rob Wilkey
Authorized Signatory

Date:	October 13, 2015

U.S. FLUE-CURED TOBACCO GROWERS, INC.

By:	/s/ Stuart D. Thompson
Stuart D. Thompson
Senior Vice President

Date:	October 13, 2015

VECTOR TOBACCO INC.

By:	/s/ Nick Anson
Nick Anson
Vice President–Finance & Chief Financial Officer

Date:	October 12, 2015

VON EICKEN GROUP
By:	/s/ Henry C. Roemer
Henry C. Roemer
Counsel

Date:	October 13, 2015

WIND RIVER TOBACCO COMPANY INC.
By:	/s/ Mark Mansfield
Mark Mansfield
President

Date:	10/13/15

APPENDIX A

SPM Estimated DPA Releases to New York (Without Earnings)

	IX(c)(1)	IX(c)(2)
Commonwealth Brands, Inc.	29,326,724.33	1,022,078.39
Compania Industrial de Tabacos Monte Paz	1,783.60	81.13
Daughters & Ryan, Inc.	0.00	0.00
Farmers Tobacco Co.	174,196.57	7,923.44
House of Prince A/S	250.01	2.04
Japan Tobacco International U.S.A., Inc.	1,079,876.88	45,330.89
King Maker Marketing, Inc.	814,189.10	27,461.32
Kretek International	101,850.50	2,752.69
Scandinavian Tobacco Group Lane Limited	106,545.26	10,528.92
Liggett Group LLC	6,256,722.96	287,099.81
ITG Brands	1,021,017.98	44,961.44
Peter Stokkebye Tobaksfabrik A/S	72,338.32	2,460.56
Premier Manufacturing, Inc.	491,981.90	22,378.11
P.T. Djarum	380,892.35	10,618.74
Reemtsma Cigarettenfacbriken Gmbh	0.00	0.00
Santa Fe Natural Tobacco Company, Inc.	4,010,677.07	182,428.17
Sherman 1400 Broadway N.Y.C., Inc.	137,627.98	5,088.63
TABESA	29,518.95	1,342.69
Top Tobacco, L.P.	0.00	0.00
U.S. Flue-Cured Tobacco Growers, Inc.	67,553.82	3,072.73
Vector Tobacco Inc.	579,785.95	26,371.93
Von Eicken Group	10,346.53	385.10
Wind River Tobacco Company, LLC	1,454.90	66.18

Total	44,665,334.95	1,702,432.90

APPENDIX B

Treatment of SPM Withheld Amounts for 2004-2014 NPM Adjustments

(A) With respect to the three SPMs, Farmers Tobacco Company of Cynthiana, Inc. (“Farmers”), Liggett Group LLC (“Liggett”), and Vector Tobacco Inc. (“Vector Tobacco”), that withheld amounts with respect to various NPM Adjustments from 2004-2014, the parties agree that Chart 1 below shows the total amount that each such SPM originally withheld with respect to NPM Adjustments over those years and New York’s Allocable Share of those amounts, with New York’s total share of the amounts withheld (“NY’s Share of Withheld Amounts”) shown in Column 5 of Chart 1:

Chart 1

	(1) IX(c)(1) Amounts Withheld*	(2) NY Share of IX(c)(1) Amounts Withheld	(3) IX(c)(2) Amounts Withheld*	(4) NY Share of IX(c)(2) Amounts Withheld	(5) Total NY Share of Amounts Withheld
Farmers	18,593,179.22	2,715,791.71	1,170,434.95	76,804.69	2,792,596.40
Liggett	40,899,003.07	5,219,543.45	3,199,627.59	175,574.45	5,395,117.90
VectorTobacco	2,418,455.64	308,644.06	206,174.12	11,313.48	319,957.53

*	For ease of calculation of New York’s Allocable Share of the withheld amounts, this chart reflects total amounts withheld for 2004 through 2014 before the effect of the settlement with 24 Settling States.

(B) Farmers, Liggett, and Vector Tobacco shall receive their settlement credits under section III of this agreement and address payment of NY’s Share of Withheld Amounts as follows:

(i) First, on April 15, 2016 the credit due for NPM Adjustments from 2004-2010 under subsection III.A of this agreement shall be applied against NY’s Share of Withheld Amounts.

(ii) Second, on April 15, 2016 the credits due for NPM Adjustments for NPM Adjustments from 2011-2014 under subsection III.C of this agreement, without any interest, shall be applied against NY’s Share of Withheld Amounts, starting with the 2011 credit first and continuing with the 2012, 2013, and 2014 credits until the credits are fully applied or NY’s Share of Withheld Amounts is exhausted.

(iii) If NY’s Share of Withheld Amounts exceeds the total credits for 2004-2010 and 2011-14 for any of Farmers, Liggett, or Vector Tobacco, then that SPM shall pay the excess of NY’s Share of Withheld Amounts over the credits for 2004-10 and 2011-14 into the DPA for payment to New York on or before April 15, 2016. If the total credits for 2004-2010 and 2011-2014 for any of Farmers, Liggett, or Vector Tobacco exceed NY’s Share of Withheld

Amounts, any excess credit shall be applied against that SPM’s MSA Section IX(c) payment in the year it is applied to payments for the other PMs, with interest if applicable on such excess credit at the Prime Rate from April 15, 2016. The parties agree that the effect of this process for each SPM based on estimated credits is shown in Chart 2 below:

Chart 2

	(1) NY Total Share of Withheld Amounts	(2) Total Settlement Credits for 2010-14	(3) Portion of Withheld Amount Paid to NY, if NY’s Share of Withheld Amounts is Greater than Credits for 2010-14	(4) Portion of Total Settlement Credit Applied to MSA Payments, if NY’s Share of Withheld Amounts is Less than Credits for 2010-14
Farmers	2,792,596.40	1,053,743.90	1,738,852.50	0.00
Liggett	5,395,117.90	7,198,331.55	0	1,803,213.65
Vector Tobacco	319,957.53	596,254.61	0	276,297.08

For Liggett, for instance, the process works as follows: New York’s share of the total amount withheld is $5,395,117.90. Liggett’s 2004-1010 credit in the estimated amount of $424,526.01, its 2011 credit in the estimated amount of $2,083,024.71, and its 2012 credit in the estimated amount of $1,868,461.40 shall first be applied against the amount withheld, reducing the outstanding portion of the New York’s share of the amount withheld to $1,019,105.77. Liggett’s 2013 credit is estimated at $1,527,668.70. A portion of that estimated credit, in the amount of $1,019,105.77, shall then be applied to the remaining amount withheld for New York, reducing the outstanding amount withheld to $0. The remaining portion of Liggett’s 2013 credit, $508,562.93, shall be applied against its MSA Section IX(c) payments due on April 15, 2018, with interest on that amount at the Prime Rate from April 15, 2016, and Liggett further shall receive its credit for 2014 in the amount of 1,294,650.73 plus interest at the Prime rate from April 15, 2016 on April 15, 2019.

(C) Upon application of credits on April 15, 2016 and/or payment into the DPA, as applicable, of the amounts set forth in Chart 2 above, New York agrees that this settlement fully resolves any further claim to its Allocable Share of all amounts previously withheld with respect to the NPM Adjustment for 2004-14 for Farmers, Liggett, and Vector Tobacco, in the amounts listed in Chart 1, Column 5, and releases any claim to those amounts, along with any claim to interest or earnings thereon (including, for purposes of clarity in light of recent instructions from the Independent Auditor, any claim to interest or earnings thereon dating back to the date such amount was originally withheld). Upon such payment, New York and Farmers, Liggett, and

Vector Tobacco shall jointly direct the Independent Auditor to reflect in all appropriate calculation or summaries that the total amounts shown as withheld and/or unpaid, plus all interest or earnings on such amounts from the date such amount was originally withheld, shall be reduced by New York’s Allocable Share, in the amounts set forth in Chart 1, Column 5, plus all interest or earnings thereon from the date such amount was originally withheld. New York’s release of any further claim to withheld amounts shall continue and be effective even if the Independent Auditor does not reflect the reductions in withheld amounts or interest or earnings fully or correctly.